As filed with the Securities and Exchange Commission on February 13, 2007	Registration No. ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_________________________________

COUGAR BIOTECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	10990 Wilshire Boulevard, Suite 1200 Los Angeles, California 90024 Telephone (310) 943-8040 (Address of principal executive offices)	20-2903204
(State or other jurisdiction of		(I.R.S. Employer
Incorporation or organization)		Identification No.)

_______________________________

2003 STOCK OPTION PLAN
(Full title of the Plan)

_______________________________

Mr. Alan H. Auerbach
Chief Executive Officer
Cougar Biotechnology, Inc.
10990 Wilshire Boulevard, Suite 1200
Los Angeles, CA 90024
Telephone: (310) 943-8040
Facsimile: (310) 943-8059
(Name and address of agent for service)

Copies to:
Christopher J. Melsha, Esq.
Ranga Nutakki, Esq.
Maslon Edelman Borman & Brand, LLP
90 South 7th Street, Suite 3300
Minneapolis, Minnesota 55402
Telephone: (612) 672-8200
Facsimile: (612) 642-8343

____________________________________

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Proposed Maximum Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.0001 per share	2,344,385	$14.875	$34,872,727	$3,731.38

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the average low and high sales prices of the Registrant’s Common Stock on February 8, 2007, as reported on the OTC Bulletin Board.

PART I

As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference herein:

(a)	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005;

(b)	Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 (including an amendment on Form 10-QSB/A filed January 17, 2007), respectively;

(c)
Current Reports on Form 8-K filed on March 2, 2006, April 6, 2006, April 7, 2006, April 20, 2006 (as amended on Form 8-K/A filed April 26, 2006), June 14, 2006, September 12, 2006, October 2, 2006 and January 8, 2007; and

(d)	The description of capital stock set forth on Form 10-SB/A filed on August 29, 2005 (File No. 000-51473).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 7 of the Registrant’s Certificate of Incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Deleware General Corporation Law (“DGCL”) or (iv) for any transaction from which the director derived an improper personal benefit. In the event the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Registrant, in addition to the limitation on personal liability provided in Section 7 of the Certificate of Incorporation, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of Section 7 shall apply to or have any effect on the liability or alleged liability of any director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment.

Section 8 of the Certificate of Incorporation further provides that the Registrant will indemnify, to the fullest extent permitted by Section 145 of the DGCL, each person the Registrant can indemnify thereunder.

Section 145 of the Delaware General Corporation Law states:

(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action arising by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper.

The above discussion of the Registrant’s Certificate of Incorporation and Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Certificate of Incorporation and statute.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description
4.1	2003 Stock Option Plan (as amended through September 6, 2006) (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed September 12, 2006)
4.2	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed September 12, 2006)
4.3	Form of Incentive Stock Option Agreement
5.1	Opinion of Maslon Edelman Borman & Brand, LLP as to the legality of the securities being registered
23.1	Consent of J.H. Cohn LLP
23.2	Consent of AJ. Robbins, P.C.
23.3	Consent of Maslon Edelman Borman and Brand, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereof)

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any additional or changed material information on the plan of distribution .

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities; and

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles and the State of California, on the 13th day of February, 2007.

Cougar Biotechnology, Inc.

By:	/s/ Alan H. Auerbach
Alan H. Auerbach
Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Alan H. Auerbach and Charles R. Eyler, or each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof. The undersigned also grants to said attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Alan H. Auerbach Alan H. Auerbach	President, Chief Executive Officer and Director (Principal Executive Officer)	February 13, 2007

/s/ Charles R. Eyler Charles R .Eyler	Treasurer (Principal Accounting and Financial Officer)	February 13, 2007

__________________ Arie Belldegrun, M.D.	Director	February __, 2007

___________________ Lindsay A. Rosenwald, M.D.	Director	February __, 2007

/s/ Harold J. Meyers Harold J. Meyers	Director	February 13, 2007

/s/ Michael S. Richman Michael S. Richman	Director	February 13, 2007

/s/ Russell H. Ellison Russell H. Ellison	Director	February 13, 2007

INDEX TO EXHIBITS

Exhibit	Description
4.3	Form of Incentive Stock Option Agreement
5.1	Opinion of Maslon Edelman Borman & Brand, LLP as to the legality of the securities being registered
23.1	Consent of J.H. Cohn LLP
23.2	Consent of AJ. Robbins, P.C.